COMPANY CONTACT:
                                    Checkpoint Systems, Inc.
                                    Craig Burns
                                    Executive Vice President,
                                    Chief Financial Officer, Finance
                                    and Operations
                                    (856) 848-1800
                                INVESTOR RELATIONS CONTACTS:
                                    Christine Mohrmann, Jim Olecki
                                    Financial Dynamics
                                    (212) 850-5600

FOR IMMEDIATE RELEASE


CHECKPOINT SYSTEMS, INC. ANNOUNCES PLAN TO FULLY REDEEM OUTSTANDING 5-1/4% CONVERTIBLE SUBORDINATED DEBENTURES

Thorofare, New Jersey, September 30, 2004 - Checkpoint Systems, Inc. (NYSE: CKP) today announced that it will redeem the remaining aggregate principal amount of the Company's outstanding 5 1/4% Convertible Subordinated Debentures due 2005 ("the Notes"). The redemption, in the amount of $23.257 million, will take place on December 14, 2004. The Company will use cash flow from operations in addition to borrowings under its revolving credit facility to fund the pending redemption. The Notes are traded on the NYSE under the symbol "CKP05."

Checkpoint issued $120 million of the Notes in October 1995. In September 2003, the Company called for redemption $35 million in aggregate principal amount of the Notes. Of this amount, only $4.723 million were actually redeemed, and the holders of the remaining $30.277 million elected to convert the Notes into Checkpoint common stock. In April 2004, the Company called for redemption $60 million in aggregate principal amount of the Notes. Of this amount, only $12.779 million were actually redeemed, and the holders of the remaining $47.221 million elected to convert the Notes into Checkpoint common stock. Additionally, certain holders elected to convert $1.743 million of the Notes into Checkpoint common stock outside of the prior redemptions. The Notes are due in November 2005. Each
Note in the denomination of $1,000 is convertible into Checkpoint common stock, at the holder's option, at a conversion price of $18.375 per share, which is equivalent to approximately 54.4218 shares of the Company's common stock. On September 30, 2004, the last reported sale price of Checkpoint Systems Common Stock on the NYSE was $15.57. The CUSIP numbers for the Notes are 162825AB9 and U16197AA0.

Prior to 5:00 p.m. (Eastern Time) on December 9, 2004, holders of Notes called for redemption may convert their Notes into shares of Checkpoint Systems Common Stock. Cash will be paid in lieu of fractional shares. Any Notes called for redemption and not converted on or before 5:00 p.m. (Eastern Time) on December 9, 2004, will be automatically redeemed on December 14, 2004, after which interest will cease to accrue.

A Notice of Redemption will be sent to the registered holders of the Notes by the Trustee, JPMorgan Chase Bank, in accordance with the procedures outlined in the Offering Circular, dated October 17, 1995.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase. The press release shall not constitute a notice of redemption of the Notes.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.